Exhibit 10.1



                     MID-WISCONSIN FINANCIAL SERVICES, INC.

                   2011 DIRECTORS DEFERRED COMPENSATION PLAN

              As amended and restated effective December 16, 2010

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                     MID-WISCONSIN FINANCIAL SERVICES, INC.
                   2011 DIRECTORS DEFERRED COMPENSATION PLAN

      1. AMENDMENT AND RESTATEMENT OF PLAN. Mid-Wisconsin Financial Services, Inc. ("Mid-Wisconsin") hereby amends and restates the Mid-Wisconsin Financial Services, Inc. 2005 Directors Deferred Compensation Plan, which is hereby renamed the 2011 Directors Deferred Compensation Plan (the "Plan") effective as of December 16, 2010 (the "Effective Date").

      2.    PURPOSE.  The purposes of the Plan are:

      (a) to provide an alternative method of compensating members (the "Directors") of the boards of directors of Mid-Wisconsin, Mid-Wisconsin Bank, and each other Subsidiary that has been designated by Mid-Wisconsin to participate in the Plan, whether or not they otherwise receive compensation as employees, in order to aid Mid-Wisconsin and its Subsidiaries in attracting and retaining as Directors persons whose abilities, experience, and judgment can contribute to the continued progress of Mid-Wisconsin and its Subsidiaries and to provide a mechanism by which the interests of the Directors and the shareholders of Mid-Wisconsin can be more closely aligned; and

      (b) to accept and hold all amounts deferred after December 31, 2004 under the Prior Plan.

      3. DEFINITIONS. As used in this Plan, the following terms shall have the meaning set forth in this paragraph 3:

      (a) "ACCOUNTS" means, as of any date after December 31, 2004, such of a Participant's Deferred Cash Account and Deferred Stock Account that have an undistributed balance.

      (b) "BENEFICIARY" means such person or persons, or organization or organizations, as the Participant from time to time may designate by a written designation filed with Mid-Wisconsin during the Participant's life. Any amounts payable hereunder to a Participant's Beneficiary shall be paid in such proportions and subject to such trusts, powers, and conditions as the Participant may provide in such designation. Each such designation, unless otherwise expressly provided therein, may be revoked by the Participant by a written revocation filed with Mid-Wisconsin during the Participant's life. If more than one such designation shall be filed by a Participant with Mid-Wisconsin, the last designation so filed shall control over any revocable designation filed prior to such filing. To the extent that any amounts payable under this Plan to a Participant's Beneficiary are not effectively disposed of pursuant to the above provisions of this paragraph 3(b), either because no designation was in effect at the Participant's death or because a designation in effect at the Participant's death failed to dispose of such amounts in their entirety, then for purposes of this Plan, the Participant's "Beneficiary" as to such undisposed of amounts shall be the Participant's estate.
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      (c)   "BOARD" means the Board of Directors of Mid-Wisconsin.

      (d) "CHANGE IN CONTROL" means the happening of any of the following events:

            (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then outstanding shares of common stock of Mid-Wisconsin (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of Mid-Wisconsin entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Mid-Wisconsin other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Mid-Wisconsin, (2) any acquisition by Mid-Wisconsin, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mid-Wisconsin or any entity controlled by Mid-Wisconsin, and (4) any acquisition pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph
      (iii) of this paragraph 3(d); or

            (ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of the Plan, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by Mid-Wisconsin's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be deemed to be and shall be considered as though such individual were a member of the Incumbent Board, but provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so deemed or considered as a member of the Incumbent Board; or
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            (iii) Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Mid-Wisconsin or the acquisition of the assets or securities of any other entity (a "Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns Mid-Wisconsin or all or substantially all of Mid-Wisconsin's assets either directly or through one or more subsidiaries) (the "Resulting Company") in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than Mid-Wisconsin, any employee benefit plan (or related trust) of Mid-Wisconsin) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the Resulting Company or the combined voting power of the then outstanding voting securities of such Resulting Company entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to Mid-Wisconsin prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the Resulting Company; or

            (iv) The approval by the shareholders of Mid-Wisconsin of a complete liquidation or dissolution of Mid-Wisconsin.

      (e) "CODE" means the Internal Revenue Code of 1986, as amended, and reference to any section of the Code shall be deemed to include any successor section or sections. Any reference to a section of the Code shall also be deemed to incorporate any regulation promulgated thereunder.

      (f) "COMMITTEE AND MEETING FEES" means that portion of the annual amount of Director's Fees that does not constitute a Director's Retainer, whether such fees are paid for service on committees of the Board or a board of directors of a Subsidiary, the attendance at meetings, the performance of other duties, or otherwise.

      (g) "COMMON STOCK" means the common stock, $.10 par value, of Mid-Wisconsin.

      (h) "CONTROLLED GROUP" means Mid-Wisconsin and each other member of the controlled group of corporations or other entities under common control to which Mid-Wisconsin belongs for purposes of determining whether a separation from service has occurred pursuant to Section 409A of the Code and the regulations promulgated thereunder.

      (i) "DEFERRED CASH ACCOUNT" means the account established to record a Participant's Director's Fees that have been credited in accordance with paragraph 6.

      (j) "DEFERRED STOCK ACCOUNT" means the account established to record a Participant's Director's Fees that have credited with "Stock Equivalent Units" pursuant to paragraph 7.
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      (k)   "DIRECTOR'S FEES" means all of the compensation to which a Director would otherwise become entitled for services to be rendered as a Director, but excluding any compensation to which such person is entitled to receive in his capacity, if any, as an employee of Mid-Wisconsin or any Subsidiary.

      (l) "ENDING BALANCE" means the balance of a Participant's Deferred Cash Account as determined pursuant to paragraph 8(b) following the Participant's Termination of Service.

      (m) "FAIR MARKET VALUE" of a share of the Common Stock as of any date means the price per share as determined in accordance with the following:

            (i) Exchange. If the principal market for the Common Stock is a national securities exchange, "Fair Market Value" means the closing price of the Common Stock on the New York Stock Exchange composite transaction tape if the Common Stock is then listed for trading on such exchange, otherwise, the closing price of the Common Stock in any transaction reported on the principal exchange on which the Common Stock is then listed for trading.

            (ii) Over-the-Counter. If the principal market for the Common Stock is an over-the-counter market, "Fair Market Value" means the closing
      (last) price of the Common Stock reported in The Nasdaq National Market, or The Nasdaq Small Cap Market, or if the Common Stock is not then listed for trading in either of such markets, the closing (last) price of the Common Stock reported on the OTC Bulletin Board, or, if prices for the Common Stock are not quoted on the OTC Bulletin Board, the closing (last) price reported on any other bona fide over-the-counter stock market selected in good faith by the Committee.

            (iii) Other Determination. If subparagraphs (i) and (ii) are not applicable, or if the Board in its sole discretion does not believe that the procedure set forth in subparagraphs (i) and (ii) is an accurate measurement of the market value of the Common Stock because of the limited trading market of the Common Stock, "fair market value" means such amount as may be determined by the Board by whatever means or method as the Board, in the good faith exercise of its discretion, shall at such time deem appropriate.

            (iv) Date. If the date on which "Fair Market Value" is to be determined is not a business day, or, if there shall be no reported transactions for such date, such determination shall be made on the next preceding business day for which transactions were reported.

      (n) "PARTICIPANT" means a Director who has made an election to defer Director's Fees or who has an undistributed balance in one or more Accounts.
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      (o)   "PRIME RATE" means, as of any date, the prime rate as published in
The Wall Street Journal for such date; provided, however, that if such rate is not published on such date, the prime rate as published in The Wall Street Journal on the first immediately preceding date.

      (p) "PRIOR PLAN" means the Mid-Wisconsin Directors' Deferred Compensation Plan as operated and maintained to defer, hold, and pay out Director's Fees deferred prior to January 1, 2005.

      (q) "PRIOR RATE OF RETURN" for a fiscal year of Mid-Wisconsin shall be determined in accordance with generally accepted accounting principles and means a percentage equal to (a) Mid-Wisconsin's return on equity as determined by dividing (i) Mid-Wisconsin's net income for the applicable year by (ii) Mid-Wisconsin's average daily equity for such year minus (b) 400 basis points.

      (r) "RATE OF RETURN" for a fiscal year of Mid-Wisconsin shall be determined in accordance with generally accepted accounting principles and means a percentage equal to (a) Mid-Wisconsin's return on equity as determined by dividing (i) Mid-Wisconsin's net income for the applicable year by (ii) Mid-Wisconsin's average daily equity for such year minus (b) 400 basis points; provided, however, that the Rate of Return shall not in any event be less than the rate of interest paid by Mid-Wisconsin Bank on its 4 year certificates of deposit as of the last day of the applicable fiscal year.

      (s) "RETAINER" means that portion of the annual amount of Director's Fees that is designated by the Board (or the board of directors of a Subsidiary) as a retainer payable to a Director irrespective of the attendance at meetings or the performance of other duties.

      (t) "SPECIFIED EMPLOYEE" means any employee of Mid-Wisconsin or any other member of the Controlled Group who is a "specified employee" as determined pursuant to Code Section 409A. For purposes of this paragraph (s), the Specified Employee identification date shall be December 31, and the Specified Employee effective date shall be April 1.

      (u) "SUBSIDIARY" means Mid-Wisconsin Bank and each other subsidiary of Mid-Wisconsin, including any subsidiary of the Bank.

      (v) "TERMINATION OF EMPLOYMENT" means, with respect to a Director who is a Specified Employee, termination of the Director's employment with Mid-Wisconsin and each member of the Controlled Group.

      (w) "TERMINATION OF SERVICE" means the later of (1) the bona fide termination of a Participant's services as a member of the Board and each other board of directors of any Subsidiary that has been designated as a participating Subsidiary, and (2) the Participant's Termination of Employment.
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      4.    DEFERRAL OF DIRECTOR'S FEES.

      (a) Annual Election - Retainer. No portion of a Retainer shall be paid in cash to a Director from and after January 1, 2005 and prior to December 31, 2010. Each Director may elect before December 31, 2010, with respect to the fiscal year of Mid-Wisconsin ending December 31, 2011 (the "2011 Fiscal Year") and before January 1 of any subsequent fiscal year of Mid-Wisconsin, to defer the payment of all or any portion of the Director's Retainer to which the Director would otherwise become entitled for services to be rendered during each fiscal year subsequent to the date on which such election is effective. An election by a Director to defer his Retainer pursuant to this subparagraph (a) shall be effective with respect to the Retainer earned after January 1, 2011, with respect to the 2011 Fiscal Year, and with respect to any subsequent fiscal year of Mid-Wisconsin, during the first fiscal year beginning after the date such election is made and during each subsequent fiscal year until revoked or amended, provided, however, that any such revocation or amendment shall only be effective with respect to fiscal years beginning after the date written notice of such revocation or amendment is first received by Mid-Wisconsin.

      (b) Annual Election - Committee and Meeting Fees. Each Director may elect before April 30, 2005, with respect to the fiscal year of Mid-Wisconsin ending December 31, 2005 (the "2005 Fiscal Year") and before January 1 of any subsequent fiscal year of Mid-Wisconsin, to defer the payment of all or any portion of the Director's Committee and Meeting Fees to which the Director would otherwise become entitled for services to be rendered during each fiscal year subsequent to the date on which such election is effective. An election by a Director to defer Committee and Meeting Fees pursuant to this subparagraph (b) shall be effective with respect to Committee and Meeting Fees earned after April 30, 2005, with respect to the 2005 Fiscal Year, and with respect to any subsequent fiscal year of Mid-Wisconsin, during the first fiscal year beginning after the date such election is made and during each subsequent fiscal year until revoked or amended, provided, however, that any such revocation or amendment shall only be effective with respect to fiscal years beginning after the date written notice of such revocation or amendment is first received by Mid-Wisconsin.

      (c)   New Director.  Despite any other provision of subparagraphs (a) and
(b), if a person first becomes a Director during a fiscal year, such Director may elect to become a Participant with respect to all or any portion of the Retainer and/or Committee and Meeting Fees earned and payable (i) from and after the date on which he or she is elected a Director if an election is filed on or before the date of such election or (ii), if no election is filed pursuant to clause (i), on the first day of the first month immediately following the month in such fiscal year in which such election is made if such election is made within 30 days of the date on which he or she was elected a Director. An election by a Director to defer his or her Retainer and/or Committee and Meeting Fees pursuant to this subparagraph (c) shall remain in effect until the last day of the fiscal year in which such election is made and during each subsequent fiscal year until revoked or amended, provided that any such revocation or amendment shall only be effective with respect to fiscal years beginning after the date written notice of such revocation or amendment is first received by Mid-Wisconsin.
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      (d)   Payment of Fees.  Director's Fees that are deferred pursuant to this paragraph 4 shall be distributable in accordance with paragraph 8 hereof only after such Participant's Termination of Service. Any Retainer and Committee and Meeting Fees not subject to an election made in accordance with this paragraph 4 shall be paid to the Director in cash in accordance with Mid-Wisconsin's director fee program, as may be in effect from time to time.

      5.    ACCOUNTING AND ELECTIONS.

      (a) Accounts. Mid-Wisconsin and each participating Subsidiary shall establish a Deferred Cash Account and a Deferred Stock Account in the name of each of their Directors.

      (b) Election of Accounts. Each Participant who elects to defer Retainer and/or Committee and Meeting Fees shall make an election to have such deferred fees allocated to his Deferred Cash Account or his Deferred Stock Account at the
time his deferral election is filed pursuant to paragraph 4.   Each fiscal year,
a Participant may file a new election with Mid-Wisconsin specifying the Account or Accounts to which all Retainer and/or Committee and Meeting Fees deferred subsequent to the last day of such fiscal year (and prior to the effective date of any subsequent election) shall be allocated. The Participant shall make separate elections under this paragraph 5 with respect to any deferred Retainer and any deferred Committee and Meeting Fees.

      (c) Crediting Deferred Fees. As of each date on which Mid-Wisconsin or a Subsidiary shall make payment of a Retainer or Committee and Meeting Fees, the Retainer and Committee and Meeting Fees of each Participant who has a deferral election then in effect shall, to the extent deferred, be credited by Mid-Wisconsin or the Subsidiary, as the case may be, to the Participant's Deferred Cash Account or Deferred Stock Account, as the case may be, in accordance with such Participant's most recent effective election. No transfers shall be made between a Participant's Accounts.

      (d) Annual Report. Within 90 days of the end of each fiscal year in which this Plan is in effect, Mid-Wisconsin shall furnish each Participant a statement of the year-end balance in such Participant's Deferred Cash Account and Deferred Stock Account.

      6.    DEFERRED CASH ACCOUNT.

      (a) As of the last day of each fiscal year that begins on or after January 1, 2005 (the "2005 Fiscal Year") and ends prior to January 1, 2011, there shall be computed, with respect to the Deferred Cash Account of each Participant who has not then incurred a Termination of Service, interest on the average daily balance in the Participant's Account (assuming that the Retainer and/or Committee and Meeting Fees to be deferred during the year were credited to his Account as of the date on which they would have otherwise been paid to the Participant in cash and assuming further, that all amounts transferred to such Account from the Prior Plan had been transferred as of the date on which the Director's Fees to which they are attributable would otherwise have been paid in cash) at a rate per annum equal to the Prior Rate of Return for the fiscal year ending immediately prior to the 2005 Fiscal Year. The amount so determined shall be credited to and become part of the balance of such Account as of the first day of the next fiscal year.
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      (b)   As of the last day of each fiscal year that begins on or after
January 1, 2011 (the "Current Fiscal Year") there shall be computed, with respect to the Deferred Cash Account of each Participant who has not then incurred a Termination of Service, interest on the average daily balance in the Participant's Account (assuming that the Retainer and/or Committee and Meeting Fees to be deferred during the year were credited to his Account as of the date on which they would have otherwise been paid to the Participant in cash) at a rate per annum equal to the Rate of Return for the fiscal year ending immediately prior to the Current Fiscal Year. The amount so determined shall be credited to and become part of the balance of such Account as of the first day of the next fiscal year.

      7.    DEFERRED STOCK ACCOUNT.

      (a) Crediting Director Fees. As of each date on which the Director's Fees otherwise payable to such Participant in cash are credited to a Participant's Deferred Stock Account, the amount of such deferred Director's Fees shall be converted into that number of "Stock Equivalent Units" (rounded to the nearest one-ten thousandth of a unit) determined by dividing the amount of such Director's Fees by an amount equal to the per share Fair Market Value of the Common Stock on such date.

      (b) Dividends. On each date on which a dividend payable in cash or property is paid on the Common Stock, there shall be credited to each Deferred Stock Account such number of additional Stock Equivalent Units as are determined by dividing (i) the amount of the cash or other dividend that would have then been payable on the number of shares of Common Stock equal to the number of Stock Equivalent Units (including fractional shares) then represented in such Account by (ii) an amount equal to the per share Fair Market Value of the Common Stock on such date. If the date on which a dividend is paid on the Common Stock is the same date as of which Director's Fees are to be converted into Stock Equivalent Units, the dividend equivalent to be credited to such Account under this paragraph 7 shall be determined after giving effect to the conversion of the credit balance in such Account into Stock Equivalent Units.

      (c) Recording of Stock Equivalent Units. The number of Stock Equivalent Units credited to a Participant's Deferred Stock Account shall be adjusted (to the nearest one-ten thousandth of a unit) to reflect any change in the Common Stock resulting from a stock dividend, stock split-up, combination, recapitalization or exchange of shares, or the like.

      8.    DISTRIBUTION OF DEFERRED AMOUNTS.

      (a) Conversion of Deferred Stock Accounts. As of the last day of the month in which a Participant's Termination of Service occurs, the number of Stock Equivalent Units then credited to the Participant's Deferred Stock Account shall be determined after giving effect to all other adjustments required by this Plan and such Stock Equivalent Units shall be converted into a cash equivalent by multiplying the number of such units by an amount equal to the per share Fair Market Value of the Common Stock on such date and, as of such date, the Participant's Deferred Stock Account shall be debited by the number of Stock Equivalent Units so transferred and the Participant's Deferred Cash Account credited by the amount of cash equivalent so determined.

      (b) Determination of Ending Balance. As of the last day of the month in which a Participant's Termination of Service occurs, the balance of the Participant's Deferred Cash Account shall be determined by adding to the value of his Deferred Cash Account as of the last day of the immediately preceding fiscal year (i) interest on such value computed at an annual rate equal to the Rate of Return for the number of days of the fiscal year elapsed as of the last day of the month in which the Termination of Service occurred, (ii) all Retainer and/or Committee and Meeting Fees deferred by such Participant during the fiscal year in which the Termination of Service occurred, (iii) interest, as determined in clause (i) of this sentence, on the average daily balance of the Retainer and/or Committee and Meeting Fees described in clause (ii) (assuming that the Director's Fees deferred during the year were credited to his Account as of the date on which they would have otherwise been paid to the Participant in cash), and (iv) the value of the amount credited to such Deferred Cash Account pursuant to paragraph 8(a). The amount so determined pursuant to the preceding sentence, when added to the most recent year-end balance credited pursuant to paragraph 7 as of the last day of the fiscal year immediately preceding the year in which the Participant's Termination of Service occurs, shall constitute the Ending Balance of the Participant's Deferred Cash Account (the "Ending Balance").

      (c) Distributions. Subject to subparagraph (e), distribution of a Participant's Deferred Cash Account shall be made in cash in accordance with the following:

            (i) Automatic Form of Payment. Payment of the Ending Balance of a Participant whose Termination of Service occurs for a reason other than death and prior to a Change in Control shall be made in a lump sum as of the last day of the month in which the Participant's Termination of Service occurs unless the Participant has otherwise made an effective election in accordance with the provisions of paragraph 8(d).

            (ii) Death Benefit. In the event that a Participant dies before receiving payment of the entire amount to which such Participant is entitled under this Plan, the unpaid balance shall be paid in a lump sum or in installments, as specified in the Participant's most recent effective election in accordance with the provisions of paragraph 8(d), to the Beneficiary of such Participant. If a Beneficiary dies after the Participant's death, but before receiving the entire payment of the Beneficiary's portion of the amount to which the Participant was entitled under this Plan, the portion of the unpaid balance that such Beneficiary would have received if he had not died shall be paid in a lump sum to such Beneficiary's estate unless the Participant designated otherwise.

            (iii) Change in Control. In the event a Participant incurs a Termination of Service in connection with a Change in Control that also constitutes a "change in control event" under Code Section 409A, payment of the Ending Balance shall be made in a lump sum as of the last day of the month in which the Participant's Termination of Service occurs.

      (d) Elective Forms of Distribution. At the same time as a Director's election to participate is filed pursuant to paragraph 4, the Director shall elect a form of distribution of his Accounts as provided in this subparagraph
(d), provided, however, that no election shall be effective unless approved by the Board prior to the effective date of such election. Subsequent to a Participant having filed his election to participate in the Plan pursuant to paragraph 4, but prior to his Termination of Service, the Participant may elect an optional form of distribution of his Accounts (or change a previous election), but such election shall be effective only if (1) such election, by its terms, will be effective not less than 12 months after the date on which it is received by Mid-Wisconsin, (2) such election is made not less than 12 months prior to the date on which distribution of his Accounts was otherwise scheduled to begin, (3) such election defers the distribution of such Accounts to a date that is not less than five years subsequent to the date on which distribution of his Accounts was otherwise scheduled to begin, (4) such election does not result in the acceleration of the distribution of the Participant's Accounts, and (5) such election is approved by the Board prior to the date specified in the election as its effective date. All such elections shall be subject to the automatic distribution provisions of paragraph 8(c)(ii) or (iii), which shall govern the distribution of benefits in the event of Termination of Service that occurs because of death or in connection with a Change of Control. Subject to the limitations of this subparagraph (d), a participant may elect that payment of the Participant's Ending Balance shall be made in one of the forms specified in subparagraphs (d)(i), (ii), or (iii) below.

            (i) 60 Payments. In 60 monthly installments beginning on the last day of any month (the "Initial Payment Date") that is not later than the last day of the month in which the first anniversary of the Participant's Termination of Service occurs in an amount that is determined in accordance with the following:

                  (A) The monthly payment for the first twelve months shall be equal to the amount necessary to amortize the repayment of a loan in an amount equal to the Ending Balance in 60 equal monthly payments at the Prime Rate on the first day of the month in which the Initial Payment Date occurs;

                  (B) As of the last day of the month in which each of the first, second, third, and fourth anniversaries of the Initial Payment Date occurs, the amount of each of the next twelve monthly payments shall be recalculated and shall, for the twelve-month period beginning on each such anniversary, be equal to the amount necessary to amortize the repayment of a loan in an amount equal to the then unpaid Ending Balance in monthly payments over the Remaining Payment Period at the Prime Rate on the first day of the month in which such anniversary occurred. As of any anniversary, the "Remaining Payment Period" shall be equal to the remainder of
            (1) 60, minus (2) the number of payments that have then been made.

            (ii) Lump Sum. In a lump sum, payable at any time on or before the third anniversary of the Participant's Termination of Service with interest at the Prime Rate, determined as of the first day of the month in which the Participant's Termination of Service occurred, on the average undistributed portion of the Participant's Ending Balance through the date immediately preceding the date of distribution; or

            (iii) Other Installments. In one or more installments of equal or unequal amounts payable at one or more times not more frequently than monthly; provided, however, the Ending Balance shall be fully distributed on or before the third anniversary of the Participant's Termination of Service; and provided, further, that the amount payable pursuant to any election to receive equal payments shall be determined by the amount necessary to amortize the repayment of a loan in an amount equal to the Participant's Ending Balance in the number of payments so elected at the Prime Rate on the first day of the month in which the Participant's Termination of Service occurred. The average daily undistributed Ending Balance of a Participant who has elected a form of distribution provided for in this subparagraph (d)(iii) that does not provide for level payments shall continue to accrue interest at a rate equal to the Prime Rate on the first day of the month in which the Participant's Termination of Service occurred; provided, however, that if the distribution of the Ending Balance shall not be complete on the first anniversary date of the Participant's Termination of Service, the interest to be credited to such Account after the first anniversary shall be at a rate equal to the Prime Rate on the first day of the month in which such anniversary occurred.

      (e) Notwithstanding any other provision of the Plan or any election made or permitted to be made hereunder, no election as to the timing or form, or both, of the distribution of a Participant's Accounts, and no other distribution otherwise provided for by this Plan, shall be effective or made, as the case may be, if such timing or distribution would cause the Plan to fail to meet the requirements of Code Section 409A and cause the Participant to be subject to the interest and additional tax imposed pursuant to Code Section 409A(a)(1)(B), and any such election or such other provision shall be modified in the operation of the Plan so that the timing or form, or both, as the case may be, corresponds as closely as possible to such election or other provision, but will then comply with the requirements of Code Section 409A so as to preclude the application of Code Section 409A(a)(1)(B); including, if required, the deferral of any distribution for a period of not less than six months following the Termination of Employment of a Participant who was a Specified Employee.

      (f) Modification of Payments. After a Participant's Termination of Service occurs, neither such Participant nor his Beneficiary shall have any right to modify in any way the schedule for the distribution of amounts credited to such Participant under this Plan as specified in the last election filed by the Participant.

      9. FORM FOR ELECTIONS. The Secretary of Mid-Wisconsin shall provide election forms for use by Directors in making an initial election to become a Participant and for making all other elections or designations permitted or required by the Plan.

      10.   MISCELLANEOUS.

      (a) No Assignment. Amounts payable hereunder may not be voluntarily or involuntarily sold or assigned, and shall not be subject to any attachment, levy or garnishment.

      (b) No Right of Election. Participation in this Plan by any person shall not confer upon such person any right to be nominated for re-election or re-elected to the Board or the board of directors of a Subsidiary.

      (c) Unsecured Claims. Neither Mid-Wisconsin nor any Subsidiary shall be obligated to reserve or otherwise set aside funds for the payment of its obligations hereunder, and the rights of any Participant under the Plan shall be an unsecured claim against the general assets of Mid-Wisconsin or a Subsidiary, whichever, and only to the extent it, established the Participant's Accounts. All amounts due Participants or Beneficiaries under this Plan shall be paid out of the general assets of Mid-Wisconsin or the Subsidiary, whichever, and only to the extent it, established the Participant's Accounts and in no event shall there be joint liability for the payment of an Account established by another participating entity.

      (d) Plan Administration. The Board shall have all powers necessary to administer this Plan, including all powers of Plan interpretation, of determining eligibility, and the effectiveness of elections, and of deciding all other matters relating to the Plan; provided, however, that no Participant shall take part in any discussion of, or vote with respect to, a matter of Plan administration that is personal to him, and not of general applicability to all Participants. All decisions of the Board shall be final as to any Participant under this Plan.

      (e) Amendment and Termination. The Board may amend this Plan in any and all respects at any time (including, specifically, but not limited to, the rate at which interest will be credited to any Account from and after the date of such amendment), or from time to time, or may terminate this Plan at any time, but any such amendment or termination shall be without prejudice to any Participant's right to receive amounts previously credited to such Participant under this Plan. A Subsidiary of Mid-Wisconsin may terminate its participation in the Plan at any time by action of its Board of Directors, but such termination shall be without prejudice to any Participant's right to receive amounts previously credited to such Participant under this Plan; and, provided further, that any amendment or termination of the Plan shall not cause any amount otherwise payable hereunder to be accelerated in violation of the requirements of Code Section 409A.